Exhibit 10.1

EXECUTION COPY

Amended and Restated

Marketing and Facilitation Agreement

TABLE OF CONTENTS

DEFINITIONS		2
MARKETING		2
2.	Supply of Product Under the 2002 Raw Product Plan	2
3.	Supply of Product; Pro-Fac Preferred Provider Status	3
4.	Raw Product Plan	4
5.	Agricultural Management Function	10
PAYMENT FOR CROPS		12
6.	Payment for Crops	12
7.	Preseason Activities; Determination of Commercial Market Value	15
GENERAL		21
8.	Quality	21
9.	Force Majeure; Other Failure or Potential Failure to Deliver	21
10.	Bypassed Crops	22
11.	Failure to Deliver	22
12.	Adulteration or Misbranding	23
13.	Title and Risk of Loss	23
14.	Compliance with Fair Labor Standards Act	24
15.	Compliance with FIFRA and Food Quality Protection Act	24
16.	Term and Termination	25
17.	Assignment	26
18.	Audit	27
19.	Disagreements	27
20.	Indemnification	30
21.	Confidentiality	30
22.	Merchant Status; Pro-Fac to Become a Licensed Farm Product Dealer	31
23.	Notices	32
24.	Entire Agreement	33
25.	No Third-Party Beneficiaries	34
26.	Agreement Jointly Drafted	34
27.	Section Headings	34
28.	Severability	34
29.	Counterpart Execution	34
30.	Time of Essence	34
31.	Governing Law; Waiver of Jury Trial	35

EXHIBITS AND SCHEDULES

EXHIBIT 2	2002 Raw Product Plan
EXHIBIT 6(a)	Standard General Marketing Agreement
SCHEDULE 3	Covered Crops
SCHEDULE 4(d)	Shortfall Adjustments

i

AMENDED AND RESTATED
MARKETING AND FACILITATION AGREEMENT

This Amended and Restated Marketing and Facilitation Agreement (this “Agreement”) is dated as of August 19, 2002 between Pro-Fac Cooperative, Inc. (“Pro-Fac”) and Agrilink Foods, Inc. (“Agrilink”).

The members and patrons of Pro-Fac are active growers who have joined together in their cooperative to market their crops at a fair price and to try to achieve as much stability and continuity as is possible in agriculture. Agrilink and its predecessors have long been engaged in the processing, distribution and sale of processed foods, now on a diversified geographical basis.

Pro-Fac and Agrilink came together in 1961 because of Pro-Fac’s need to find a stable market for crops grown by its members and patrons and because of Agrilink’s need for a reliable supply of such crops.

Since 1994, Agrilink has been a wholly-owned subsidiary of Pro-Fac. Following the closing of the transactions (the “Transactions”) contemplated by the Unit Purchase Agreement dated as of June 20, 2002, by and among Pro-Fac, Agrilink and Vestar/Agrilink Holdings LLC (the “Unit Purchase Agreement”), Agrilink will no longer be a wholly-owned subsidiary of Pro-Fac.

Agrilink and Pro-Fac desire to continue their long standing supply relationship with Pro-Fac serving as Agrilink’s preferred supplier of crops hereunder, so that Pro-Fac will have the ability to continue to market its members’ crops through Agrilink without being subject to the economic risk-sharing arrangements that were previously part of their relationship.

It is therefore agreed as follows:

DEFINITIONS

1. When used in this Agreement, the following terms shall have the meanings indicated below:

“Commercial Market Value” of crops sold by Pro-Fac to Agrilink shall mean the weighted average of the prices paid by other commercial processors for similar crops used for similar or related purposes purchased under pre-season contracts and in the open market in the same or similar marketing areas. Commercial Market Value shall be determined as provided in Paragraph 7 hereof.

“Raw Products” shall mean the Covered Crops (defined below) required by Agrilink as contemplated by any Raw Product Plan (defined below).

MARKETING

2. Supply of Product Under the 2002 Raw Product Plan. Pro-Fac and Agrilink have approved a Raw Product Plan (defined below) for the 2002 growing season (the “2002 Raw Product Plan”). Based upon the 2002 Raw Product Plan, Pro-Fac has entered into annual crop agreements with its members and Agrilink has made certain business arrangements and production plans and commitments in reliance thereon. Therefore, Pro-Fac agrees that it will supply to Agrilink all crops contemplated to be delivered by it under the 2002 Raw Product Plan, which is attached hereto as Exhibit 2, and Agrilink agrees to accept and to pay for such crops as contemplated by the 2002 Raw Product Plan, in each case, in accordance with the terms and conditions of this Agreement.

3. Supply of Product; Pro-Fac Preferred Provider Status. Subject to the terms and conditions of this Agreement, Pro-Fac shall be Agrilink’s preferred supplier of Covered Crops (defined below). On an annual basis, Agrilink shall be required to purchase from Pro-Fac Raw Products as determined in accordance with Paragraph 4 below and pursuant to the terms and conditions of this Agreement. Agrilink shall use all commercially reasonable efforts in connection with the development of the applicable annual Raw Product Plan and the implementation thereof to source as much of its Raw Products supply for each Agrilink processing facility from Pro-Fac as is practicable subject to relevant commercial considerations including, without limitation, the production capabilities of Pro-Fac’s members in the relevant geographic area, Agrilink’s Raw Products needs (including timing and delivery requirements) and the overall cost of obtaining the applicable Raw Products. The fruit and vegetable crops that Pro-Fac currently supplies to Agrilink are listed on Schedule 3 attached hereto (the “Covered Crops”).

Pro-Fac agrees, in consideration of the foregoing, to use all commercially reasonable efforts to maintain its ability to supply crops and to give Agrilink priority and to use all commercially reasonable efforts to cause its members to give priority to Agrilink in the supply of crops (whether pursuant to Pro-Fac commitments or by means of an upward proration). Where a Pro-Fac member is subject to commitments to supply crops to any person or entity in addition to Pro-Fac, and the member’s yield for a particular growing season is insufficient to meet all such commitments, Pro-Fac shall use all commercially reasonable efforts to ensure that such Pro-Fac member allocates at least a pro-rata portion (based on such member’s relative commitments to all persons and entities) of the crops that are available to satisfy such member’s commitment to Pro-Fac under the annual crop agreement(s) in effect between such member and Pro-Fac. Subject only to its inability to do so because of the vagaries of weather or other causes validly preventing the delivery or growing of such crops as set forth in this Agreement and in the agreements between Pro-Fac and its members, Pro-Fac agrees to sell to Agrilink all crops of the quality, type and in the amounts set forth by acreage or tonnage in the Raw Product Plan to be obtained from members of Pro-Fac (provided that such commitment to sell shall not apply to raw products contracted for directly between Agrilink as a contracting party and a grower who is a member of Pro-Fac). Pro-Fac agrees that it shall, in a manner consistent with past custom and practice, exercise any and all rights that it has pursuant to the terms of the corporate governance documentation of Pro-Fac and any agreement between Pro-Fac and any of its members to manage (or, to the extent that and for so long as the agricultural management function has been delegated to Agrilink under this Agreement, to assist Agrilink to manage) the supply of crops from its members in a manner that facilitates and accommodates implementation of the annual Raw Product Plans, including, without limitation, allocating crop production among its members (whether above or below their respective committed amounts). In addition, Pro-Fac agrees that unless required by law, it shall not without Agrilink’s consent amend the corporate governance documents of Pro-Fac or modify any existing agreements between Pro-Fac and its members, if such amendment or modification adversely affects Pro-Fac’s ability to carry out the terms of this Agreement.

4. Raw Product Plan.

(a) The quality, quantity and variety of Raw Products required by Agrilink, the specific facilities for which they are required and the timing of their delivery shall be as established in an annual Raw Product Plan (the “Raw Product Plan”). The Raw Product Plan shall be based on the condition and needs of Agrilink’s business, as determined by Agrilink in its sole discretion. The 2002 Raw Product Plan is indicative of the matters addressed in, and format and detail of, future Raw Product Plans. The Raw Product Plan will be prepared by Agrilink, in a manner that is substantially consistent with the past custom and practice of Agrilink and Pro-Fac and this Agreement, with such modifications as Agrilink shall deem appropriate in the future in order to accommodate its business. Pro-Fac agrees that, as requested by Agrilink, it will provide to Agrilink, in a commercially timely manner, to the extent available to Pro-Fac on a non-confidential basis, any and all information regarding Pro-Fac and the Pro-Fac members that Agrilink requests in connection with the preparation of the Raw Product Plan and to which Agrilink does not otherwise have direct access in connection with its performance of the provisions of this Agreement (including, without limitation, the crop commitments of each member, each member’s capability to produce its commitment (or amounts less than or exceeding its commitment), each member’s past production performance and information regarding its member’s financial and business condition, including any liens, judgments or defaults under any financial instruments or any other material condition that reasonably could be considered relevant to such member’s ability to deliver crops pursuant to this Agreement and related agreements). Pro-Fac agrees that it will cooperate and consult with Agrilink and use good faith efforts to assist Agrilink in the preparation of each Raw Product Plan so that Agrilink can complete the Raw Product Plans in a timely fashion.

(b) Following its preparation of the Raw Product Plan for a particular growing season, Agrilink shall deliver to Pro-Fac its proposed Raw Product Plan no later than January 31 of the year for which the Raw Product Plan will be effective. The Raw Product Plan shall set forth, among other things, the types of crops, the amount of each crop by acreage or tonnage, the specific Pro-Fac members from whom such crops will be acquired, and the specific facilities to which such crops shall be delivered. The Raw Product Plan will also identify, by notation, the reasons for any significant reduction in Agrilink’s needs for a particular crop. Pro-Fac shall have an opportunity to examine the Raw Product Plan, and shall provide Agrilink with its comments within thirty (30) days of delivery of the Raw Product Plan to Pro-Fac. If Pro-Fac has not provided any comments on the Raw Product Plan during the period stated above, Pro-Fac shall be deemed for all purposes under this Agreement to have accepted the Raw Product Plan as delivered by Agrilink. If comments are timely provided by Pro-Fac, Agrilink will consider in good faith such comments and in light thereof, and after giving due consideration to the rights and obligations of the parties under this Agreement, will modify the Raw Product Plan as it deems appropriate. Agrilink shall prepare the Raw Product Plan to be implemented for a particular growing season no later than March 31 of the year for which the Raw Product Plan will be effective, in a manner consistent with the past custom and practice of the parties, so as to provide Pro-Fac with reasonably adequate time to implement its portion of the plan with its members, provided that the parties acknowledge and agree that the implemented Raw Product Plan will be subject to further modifications following initial implementation by the parties (in a manner consistent with the past custom and practice of the parties, including any pre-finalization implementation activity, as contemplated by Paragraph 4(c) below), to adjust aspects of the plan that Agrilink determines should be adjusted, and that can be adjusted, in a commercially reasonable manner. Each party agrees to use all commercially reasonable efforts and to act in good faith to implement the Raw Product Plan as so modified (such modified plan, the “Final Raw Product Plan”).

(c) The annual crop agreement and harvest agreement used by Pro-Fac for the 2002 growing season for each of the Covered Crops have been delivered by Pro-Fac to Agrilink

(the “2002 Agreements”). The annual crop agreements and harvest agreements to be used by Pro-Fac with its members for the particular crops to be supplied under this Agreement shall be substantially in the form of the 2002 Agreements for each such crop, with such modifications, additions, deletions or amendments as Agrilink may require (Agrilink will notify Pro-Fac of such changes prior to the time of delivery of the applicable proposed Raw Product Plan pursuant to Paragraph 4(b) above), including, without limitation, the quality standards to be applied to each such crop, provided that Agrilink may request changes only to the extent such changes are related to implementing any annual Raw Product Plan in the manner determined by Agrilink and, provided further that, to the extent any such change has an impact on the determination of Commercial Market Value, such change will be considered under the provisions of Paragraph 7 below. In addition, Pro-Fac agrees that as requested by Agrilink, through the delegation to be made pursuant to Paragraph 5(a), it will enter into annual crop agreements with its members to commence the implementation of any particular Raw Product Plan prior to the finalization thereof, provided that if the applicable Final Raw Product Plan is inconsistent with any such contract entered into or other action taken prior to the finalization of such year’s Raw Product Plan, Agrilink shall bear the costs, if any, arising from the cancellation or modification of any such agreement.

(d) If the aggregate amount to be purchased from Pro-Fac under any Final Raw Product Plan for any Covered Crop (the “Annual Pro-Fac Planned Purchases”) both (i) constitutes by volume less than the aggregate volume specified for such Covered Crop in Schedule 4(d) attached hereto (the “Target Volume”) and (ii) constitutes a percentage of Agrilink’s total planned purchases from all sources of such Covered Crop (“Annual Total Planned Purchases”) for the applicable year that is less than the percentage for such Covered

Crop for such growing season specified on Schedule 4(d) attached hereto (the “Target Percentage”), then Agrilink shall pay to Pro-Fac an amount (the “Shortfall Adjustment”) calculated for such Covered Crop in accordance with the formulas and other provisions set forth in Schedule 4(d) attached hereto. In determining whether a Shortfall Adjustment is required and the amount thereof, the Annual Pro-Fac Planned Purchases will be deemed to include the amount of (i) crops designated in the Final Raw Product Plan to be purchased from Pro-Fac and (ii) crops which are not designated to be purchased from Pro-Fac because (a) Pro-Fac breaches this Agreement or (b) Pro-Fac is unable to produce (through its members) the crops specified in such Final Raw Product Plan (ignoring, for this purpose, any specification relating to the geographic location of crop production or delivery). In order to determine the “Percentage of Target” as set forth on Schedule 4(d), the Annual Pro-Fac Planned Purchases reflected or deemed reflected in the applicable Final Raw Product Plan will be divided by the amount that is the lesser of (i) the Target Volume and (ii) the Target Percentage multiplied by the Annual Total Planned Purchases for such year. Agrilink shall determine, and notify Pro-Fac within fifteen (15) business days following finalization of any Final Raw Product Plan, whether there are any Shortfall Adjustments payable pursuant to this Agreement. Any Shortfall Adjustment amount payable under this Agreement shall be paid to Pro-Fac as part of the final Commercial Market Value payment made pursuant to this Agreement for the fiscal year subject to the applicable Raw Product Plan with respect to the applicable crop. In the event that payment of the amounts under this Paragraph 4(d) is prohibited because of the existence of a default that is not waived or cured under the terms of any Institutional Indebtedness of Agrilink and/or any subsidiary of Agrilink having a principal amount in excess of $20,000,000, the payments due hereunder will be deferred until permitted by the applicable instruments evidencing such indebtedness and will then be made to the fullest extent permitted. “Institutional Indebtedness” means, for purposes of this Agreement (i) indebtedness under any credit facility provided by a bank or other financial institution, (ii) indebtedness for borrowed money under any bond or note indenture and notes issued pursuant thereto, (iii) indebtedness under any financing facility, note or other evidence of indebtedness (as determined in accordance with generally accepted accounting principles) provided by or issued to a financial institution in connection with a borrowing or other financing transaction, and (iv) any refinancing of the foregoing. During the period of any such deferral, the portion of the Shortfall Adjustment amount so deferred shall bear interest at the rate of 10% per annum compounded annually. Shortfall Adjustments determined pursuant to this Paragraph 4(d) shall be the sole and exclusive remedy available to Pro-Fac with respect to Agrilink’s failure to commit to the purchase of the Target Volume or Target Percentage of any Covered Crop during the term of this Agreement, and any such failure by Agrilink shall not constitute a breach of the terms of this Agreement provided that the Shortfall Adjustments required to be paid are duly paid in accordance with this Paragraph 4(d).

(e) If Pro-Fac disputes the calculation of any Shortfall Adjustment, then Pro-Fac shall notify Agrilink of its disagreement and provide in reasonable detail the reasons therefor within fifteen (15) business days following Agrilink’s delivery to Pro-Fac of notice of the amount of such Shortfall Adjustment. If Pro-Fac has not notified Agrilink of any disagreement within the time period contemplated above, Pro-Fac shall be deemed to have agreed to the Shortfall Adjustment as calculated by Agrilink for all purposes of this Agreement. If Pro-Fac has notified Agrilink of a disagreement within such time period, Agrilink shall be deemed to have agreed to Pro-Fac’s disagreement if Agrilink has not notified Pro-Fac of any objection to such disagreement within 15 business days.

5. Agricultural Management Function.

(a) Pro-Fac hereby delegates to Agrilink and any of its affiliates, as Agrilink may designate, all rights, power and authority that is necessary or desirable to control any or all aspects of planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past custom and practice of the parties (including, without limitation, those functions that have heretofore been delegated to Agrilink pursuant to the Pro-Fac Bylaws, the general marketing agreements between Pro-Fac and Pro-Fac members (each, a “General Marketing Agreement”), the annual crop agreements and the harvest agreements), including, without limitation, consulting with Pro-Fac members regarding the implementation of the Raw Product Plan, determining whether or not to supply seed, selecting the seed, setting a planting schedule and reaching decisions regarding farming techniques, harvest, harvest scheduling and crop bypass. Such delegation of power and authority shall include the authority to perform any such function under any applicable agreement, document, or instrument between Pro-Fac and any member or otherwise governing their relationship as suppliers of Raw Product (but not their relationship as members of Pro-Fac), and Pro-Fac shall assist and cooperate with Agrilink in carrying out the agricultural management functions contemplated by this Paragraph 5. Agrilink hereby accepts the delegation of rights, power and authority under this Paragraph 5(a) and agrees to perform or to cause one or more of its subsidiaries or affiliates to perform the functions described above for which such rights, power and authority are delegated. The parties agree that to the extent that Pro-Fac would otherwise be required to perform any obligation under this Agreement that is delegated to Agrilink pursuant to this Paragraph 5, so long as and to the extent that such delegation remains in effect, Agrilink’s failure to perform any such obligation or Agrilink’s failure to perform such obligation to the standard of conduct contemplated by this

Agreement shall not be imputed to Pro-Fac to give rise to any liability of Pro-Fac hereunder. With respect to transactions between Agrilink and Pro-Fac members undertaken by Agrilink pursuant to the agricultural management functions delegated to Agrilink pursuant to this Paragraph 5, Agrilink will indemnify Pro-Fac from any liability arising from any actual or alleged breach of this Agreement by Agrilink, any breach by Pro-Fac of any agreement entered into on Pro-Fac’s behalf by Agrilink due to Agrilink’s performance or non-performance of any such delegated function, or any other conduct of Agrilink which any member of Pro-Fac or any third party imputes or attempts to impute to Pro-Fac, to the extent that the actions of Agrilink or any of its representatives (other than as specifically directed by Pro-Fac) give rise to any such liability during the course of such transactions.

(b) Agrilink hereby agrees that until the fifth anniversary of the date of this Agreement (or, if earlier, the date of termination of this Agreement in accordance with Paragraph 16), it will use commercially reasonable efforts to make available members of its agricultural management staff to provide to Pro-Fac such services as are to be mutually agreed by Agrilink and Pro-Fac that reasonably relate to the expansion of the market for the agricultural products of the Pro-Fac members. Such services may include allocating a portion of the agricultural staff’s personnel resources, during such period, to the provision of agricultural management services on an out-sourced basis to persons who enter into supply relationships with Pro-Fac providing for the delivery of agricultural products by Pro-Fac members. Pro-Fac shall pay to Agrilink Agrilink’s fully loaded incremental costs for providing such services (including salaries, benefits and reasonably allocated overhead), provided that upon Pro-Fac’s request, Agrilink shall provide good-faith estimates of the costs expected to be incurred and paid by Pro-Fac in connection with any such services requested. The terms for the provision of and the payment for any such services shall be reasonably determined by the parties at the time that Agrilink and Pro-Fac reach agreement with respect to the provision of any such services and shall be set forth in independent agreements. Notwithstanding the foregoing, Agrilink shall not be required to provide any service or services pursuant to this Paragraph 5 to the extent that doing so would have a greater than de minimis effect on Agrilink’s ability to conduct its own business and affairs. To the extent that Agrilink provides to Pro-Fac or any third party any services of the type contemplated by this Paragraph 5(b), the agreement or agreements for such services will provide for indemnification of Agrilink and for Agrilink to be held harmless from any and all damages, losses and other liabilities that any of Agrilink, its officers, directors, employees, agents, stockholders or affiliates may suffer or incur arising from, as the result of or in any way related to the provision of such services, except for any damages, losses and other liabilities to the extent that they arise from Agrilink’s willful breach, willful misconduct or gross negligence.

PAYMENT FOR CROPS

6. Payment for Crops.

(a) Agrilink shall pay Pro-Fac an amount equal to the aggregate Commercial Market Value for the crops delivered to Agrilink by Pro-Fac members pursuant to annual crop agreements entered into between Pro-Fac and its members as contemplated by the Final Raw Product Plan for each growing season during the term of this Agreement. Agrilink shall pay Pro-Fac the Commercial Market Value to be paid under this Agreement in installments corresponding to the payment by Pro-Fac to its members of Commercial Market Value for the crops delivered. Pro-Fac shall make payment of Commercial Market Value to its members pursuant to the applicable annual crop agreements in accordance with Section 1(d) of the General Marketing Agreement between Pro-Fac and each such member. A copy of Pro-Fac’s standard General Marketing Agreement is attached hereto as Exhibit 6(a). Pro-Fac represents to Agrilink that each General Marketing Agreement that is currently in force with its members contains the same payment terms as are set forth in Section 1(d) and otherwise conforms in all material respects to Exhibit 6(a). Pro-Fac hereby agrees that during the term of this Agreement it shall not amend the payment provisions of any existing annual crop agreements or General Marketing Agreement and that each General Marketing Agreement that it enters into in the future shall contain the Commercial Market Value payment provisions set forth in Exhibit 6(a), unless otherwise agreed to in writing by Agrilink.

(b) Prior to the final determination of Commercial Market Value in accordance with Paragraph 7, Agrilink shall make payments to Pro-Fac based upon an estimated Commercial Market Value (the “Estimated CMV”) for the applicable year. The Estimated CMV shall be determined for purposes of this Agreement by Agrilink in a manner consistent with past custom and practice taking into account such factors as Agrilink determines in good faith to be appropriate. The final payment, to be made following the end of Agrilink’s fiscal year, shall be made following the determination of the actual Commercial Market Value for the applicable year in accordance with Paragraph 7. At such time and to the extent that the prior payments made in reliance on the Estimated CMV are found to have underestimated or overestimated the actual Commercial Market Value as later determined, the next required payment shall be adjusted upward to remedy any underpayment or downward to remedy any overpayment, as applicable. If payments made in reliance on the Estimated CMV are found to have overestimated the actual Commercial Market Value by a margin greater than the amount remaining due to Pro-Fac for any Covered Crop, whether with respect to all remaining payments due for a particular growing season or the last payment due for that growing season, Pro-Fac shall reimburse Agrilink promptly for the aggregate amount of any such overpayments. The payment of Estimated CMV shall take into account the payment of harvest advances in accordance with the annual crop agreements.

(c) To the extent that the amount payable to any Pro-Fac member would be reduced, or Pro-Fac is entitled to an offset against, or deduction from, the amount payable to any member for any service provided, or other cost incurred, by Pro-Fac, Agrilink or any third party as provided in the applicable annual crop agreement or otherwise, then to the extent that Agrilink provides any such service or incurs any such expense (including by hiring and paying any third party), the deduction for any such services or expenses shall reduce, in a manner consistent with the past custom and practice of the parties (without double counting), the amount payable to Pro-Fac pursuant to this Agreement (“Agrilink Reimbursable Expenses”). Agrilink shall deliver periodically to Pro-Fac a schedule setting forth the Agrilink Reimbursable Expenses to which Agrilink believes it is entitled.

(d) Pursuant to Section 5, during the term of this Agreement Agrilink will, on Pro-Fac’s behalf, determine amounts payable to Pro-Fac’s members as contemplated by this Section 6. Agrilink will coordinate with Pro-Fac to arrange for the amounts determined by Agrilink to be paid to Pro-Fac members from bank accounts maintained by Pro-Fac. Within ten (10) business days following any payment of an installment of Estimated CMV or Commercial Market Value to Pro-Fac’s members (or, during the harvest advance period, within ten (10) business days following the last payment made for any weekly period), Agrilink will provide to Pro-Fac a schedule setting forth the aggregate amount of such payment and the breakdown of the amounts paid to each Pro-Fac member, taking into account Agrilink’s calculation of the Agrilink Reimbursable Expenses applicable to each such member payment. If Pro-Fac disagrees with the amount of any such payment, Pro-Fac will notify Agrilink of its disagreement in writing within ten (10) business days following delivery of such schedule to Pro-Fac and provide in reasonable detail the basis of such disagreement, including Pro-Fac’s proposed adjustment to any payment. If Pro-Fac has not notified Agrilink of any disagreement within the time period contemplated above, Pro-Fac shall be deemed to have agreed to the payments reflected in the applicable schedule. If Pro-Fac has notified Agrilink of its disagreement within the time period contemplated above and Agrilink fails to notify Pro-Fac of any objection to Pro-Fac’s disagreement within ten (10) business days following Agrilink’s receipt of Pro-Fac’s disagreement, then Agrilink shall be deemed to have agreed to Pro-Fac’s proposed adjustments to such payments. If Agrilink does object to any disagreement by Pro-Fac within the time period contemplated above, such objection will be treated as a disagreement subject to the provisions of Paragraph 19.

7. Preseason Activities; Determination of Commercial Market Value.

(a) On or prior to the forty-fifth (45th) day prior to the date that Agrilink expects to commence entering into annual crop agreements for a particular crop, Agrilink will prepare and deliver in writing to the applicable commodity committee(s) of Pro-Fac, which committees shall be formed and maintained by Pro-Fac in accordance with past custom and practice, the Estimated CMV for such crop as contemplated by Paragraph 6(b) above and the Commercial Market Value guidelines for each crop to be purchased from Pro-Fac in the upcoming growing season (collectively, the “Preseason Materials”). Such Preseason Materials shall include any change in the methodology for determining Commercial Market Value for any commodity in any growing region, including any changes arising from changes in the form of an annual crop agreement as contemplated by Paragraph 4(c) above to the extent such changes affect Commercial Market Value. The parties acknowledge that some aspects of the information that will be incorporated in the Preseason Materials will become known to, be decided by or become available to Agrilink at different times. Agrilink will have the right to deliver Preseason Materials to Pro-Fac in whole or in part at any time prior to such 45th day referenced above (and it is possible that certain Preseason Material will be delivered to Pro-Fac one (1) year or more in advance of such date). The preparation and implementation of the Preseason Materials will be subject to the following process which, to the extent not specifically addressed otherwise in this Paragraph 7, shall be consistent with past custom and practice of Agrilink and Pro-Fac. The applicable commodity committee(s) will either approve of any Preseason Materials with respect to a particular crop or crops or will disapprove of such Preseason Materials (or any aspect thereof) based on their inconsistency with the terms of this Agreement within thirty (30) calendar days following Agrilink’s delivery of such Preseason Materials to it. Pro-Fac may extend such 30-day period for up to an additional thirty (30) days if the Preseason Materials at issue were delivered by Agrilink to Pro-Fac more than sixty (60) days prior to such 45th day referenced in the first sentence of this Subparagraph 7(a). To the extent the applicable commodity committee notifies Agrilink within the time period contemplated above that it disapproves of any aspect of the Preseason Materials, it shall be treated as a Disputed Item under Paragraph 7(d). If the applicable commodity committee approves the applicable Preseason Materials or fails to notify Agrilink that it disapproves of any aspect of the applicable Preseason Materials within the time period contemplated above, such Preseason Materials, to the extent not objected to, will be presented to the CMV Committee for ratification. The “CMV Committee” shall be a standing committee appointed under this Agreement, and shall be comprised of three (3) persons designated by Agrilink and three (3) persons designated by Pro-Fac. Within three (3) calendar days following the presentation to it by the applicable commodity committee of the Preseason

Materials, the CMV Committee shall either ratify such Preseason Materials or, in the event of any disagreement preventing ratification, shall notify Agrilink of such disagreement. Any disagreement by the CMV Committee that constitutes the grounds for withholding ratification of the Preseason Materials shall be treated as a Disputed Item under Paragraph 7(d).

(b) Commercial Market Value shall be determined for purposes of this Agreement by Agrilink in a manner consistent with the past custom and practice of the parties, and in accordance with the terms of this Agreement, with the objective to determine the weighted average of the prices paid by other commercial processors, for similar crops, used for similar or related purposes, sold under pre-season contracts and in the open market in the same or similar marketing areas. Such weighted average shall be calculated pursuant to a process that obtains and checks input data, weights such markets’ and other processors’ prices, adjusts the stated purchase price for varying contractual terms and otherwise includes procedures (including the periodic modification of such procedures) that are consistent with the established past custom and practice of Agrilink and Pro-Fac. Commercial Market Value, for purposes of this Agreement, will not be adjusted for any profits realized or losses incurred by Agrilink. The parties have reviewed and acknowledge that the materials reflecting Agrilink’s calculation of Commercial Market Value for the 2001 growing season (the “2001 CMV Materials”), including, without limitation (i) the sample contracts used by Agrilink to assess relevant prices and purchase terms among comparable parties in the marketplace and (ii) tables reflecting Agrilink’s weighting system for such contracts and the analyses of, and adjustments to, such prices and terms made in reaching its determination of Commercial Market Value were consistent with the past custom and practices of the parties. Agrilink shall continue to use substantially the same comparable parties, weighting system for contracts used by such comparable parties, and adjustment processes reflected in the 2001 CMV Materials, subject to any changes that result from the approval or other determination of changes as contemplated by Paragraph 7(a) above and the other provisions of this Paragraph 7.

(c) At the appropriate times Agrilink will gather the data necessary for analyzing comparable annual crop agreements, determine adjustments to the prices reflected in such comparable agreements, and otherwise take such action and make such determinations as are necessary to calculate the Commercial Market Value for each crop. The determination of Commercial Market Value for each crop shall be prepared by Agrilink and presented to the applicable commodity committee(s) of Pro-Fac. The applicable commodity committee(s) will either approve of the proposed Commercial Market Value for a particular crop or disapprove of such Commercial Market Value based on its inconsistency with the terms of this Agreement within thirty (30) calendar days following Agrilink’s delivery of the proposed Commercial Market Value to it. If the applicable commodity committee(s) approves the proposed Commercial Market Value or fails to notify Agrilink that it disapproves of the proposed Commercial Market Value within the time period contemplated above, the proposed Commercial Market Value will be presented to the CMV Committee for ratification which ratification shall be made within three (3) calendar days following submission thereof to the CMV Committee. To the extent a determination of Commercial Market Value is not approved by the applicable commodity committee or not ratified by the CMV Committee, it shall be treated as a Disputed Item under Paragraph 7(d).

(d) Any disagreement regarding any of the Preseason Materials or the determination of Commercial Market Value pursuant to this Paragraph 7 (each item subject to such disagreement, a “Disputed Item”) shall be addressed in one of the following four (4) manners:

(i) If Agrilink determines that a Disputed Item should be addressed through further work by the staff of Agrilink, the Disputed Item may be referred back to the appropriate representatives of Agrilink for such further work. Upon the completion of such further work, any aspect of the applicable Preseason Materials or the determination of Commercial Market Value, as the case may be, revised as necessary to take into account such further work, shall again be presented by Agrilink to the applicable commodity committee(s) in accordance with Paragraph 7(a) or Paragraph 7(b), as the case may be, provided that for the purposes of this Paragraph 7(d)(i), the applicable commodity committee shall have three (3) days following such presentation to approve or disapprove of such revisions.

(ii) If Agrilink determines that a Disputed Item should be addressed by discussion between the Chief Executive Officer of Agrilink and the General Manager of Pro-Fac, or their designees (the “Executives”), then the Disputed Item shall be referred to such Executives for further discussion. The Executives will meet as promptly as reasonably possible and in any event within ten (10) days to consider such matter. The Executives will endeavor to resolve such Disputed Item within three (3) days following their initial meeting thereon. If the Executives reach a resolution of the Disputed Item, their proposed resolution of the Disputed Item shall be referred or resubmitted, as the case may be, to the CMV Committee for ratification. Subject to the other provisions of this Paragraph 7(d), in the event that any Disputed Item referred to the Executives under this clause (ii) is not resolved by the Executives within such three-day period following their initial meeting thereon, unless each Executive agrees to extend such time period, the Disputed Item shall be referred to the CMV Committee in accordance with clause (iii) below.

(iii) If Agrilink determines that a Disputed Item should be resolved directly by the CMV Committee, the Disputed Item shall be referred to the CMV Committee. The CMV Committee will meet within ten (10) days to consider such matter. The CMV Committee will endeavor to resolve such Disputed Item within three (3) days following its initial meeting thereon. If the CMV Committee reaches a resolution of the Disputed Item, the CMV Committee’s resolution shall be dispositive of the matter. In the event that any Disputed Item referred to the CMV Committee is not resolved by the CMV Committee within such 3 day period following the initial meeting thereon, unless an extension of such period is agreed by all members of the CMV Committee, then either Agrilink or Pro-Fac may refer the matter to arbitration by complying with the provisions of Paragraph 19(b) of this Agreement.

(iv) If Agrilink determines that a Disputed Item should be addressed through arbitration, then Agrilink shall have the right to submit such matter directly to arbitration in accordance with the provisions of Paragraph 19(b) of this Agreement regarding referring matters to arbitration.

Notwithstanding the foregoing, in the event a Disputed Item exists, then either Agrilink or Pro-Fac may at any time choose to initiate arbitration in accordance with Paragraph 19(b) of this Agreement rather than follow or continue to follow any of the alternative dispute resolution procedures set out in subparagraphs (i) through (iii) of this Paragraph 7(d). It is the intent of this provision that either party may choose arbitration in order to expedite a resolution of a Disputed Item if, in the party’s judgment, resolving the Disputed Item through arbitration is in the best interests of that party.

The parties agree to use commercially reasonable efforts, to the extent practicable and not detrimental to the commercial activities of the parties (including the timing thereof), to consolidate the resolution of any Disputed Items hereunder.

Any person who is required to attend any meeting referred to in this Paragraph 7 shall have the right to attend by means of conference call or other telecommunication device or means that permits each individual participating therein to hear and speak to each other participant therein.

GENERAL

8. Quality. The annual crop agreements shall prescribe the standards of quality for the Raw Products supplied pursuant to the Raw Product Plan in a reasonable manner, taking into consideration established USDA standards, requirements for Agrilink’s processed products, prevailing standards in the industry and Agrilink’s historical quality standards. Changes to the applicable quality standards shall be made in accordance with Paragraph 7. Agrilink may accept or reject Raw Products based upon the annual crop agreements, and any disputes concerning acceptance or rejection shall be subject to arbitration pursuant to Paragraph 19(b).

9. Force Majeure; Other Failure or Potential Failure to Deliver.

(a) In the event the performance of any part of this Agreement by either party is prevented or delayed by act of God, war, terrorism, civil insurrection, fire, flood, storm, strike, lockout or by law, regulation or order of federal, state or local authority or by any other cause beyond the control of either party, then such performance, to the extent that it is so prevented or delayed, shall be excused.

(b) If Pro-Fac invokes the provisions of force majeure pursuant to this Paragraph 9, Pro-Fac may reduce the quantity of the affected categories of Raw Products supplied to Agrilink pursuant to the Raw Product Plan for the applicable year. In the event that Pro-Fac fails to deliver the amount of any Raw Products specified in the Raw Product Plan or if in any particular case Agrilink reasonably concludes, due to anticipated crop yields, growing conditions, any anticipatory breach of any annual crop agreement or other factors indicating that any Pro-Fac member is likely to fail to deliver the amount of Raw Products specified in the Raw Product Plan, Agrilink shall have the right, at its option, to purchase additional quantities of such Raw Products from alternative sources without regard to Paragraphs 3 and 4.

10. Bypassed Crops. Raw Products fit for harvesting and suitable for processing under the provisions of the Raw Product Plan which are not harvested at the direction of Agrilink shall be referred to as “Bypassed Crops.” Sharing of the economic impact of Bypassed Crops among Agrilink, Pro-Fac members and contract growers of the applicable Covered Crop shall be governed by the applicable provisions of the annual crop agreement for purchase of the affected Covered Crop. All determinations made with respect to Bypassed Crops, including, without limitation, expected yields, costs not incurred for harvest and allocation among affected Pro-Fac members, shall be made by Agrilink in good faith in a manner consistent with the past custom and practice of the parties.

11. Failure to Deliver. Pro-Fac acknowledges that, in order to process properly the maximum quantities of Raw Products for inclusion in its processed food products, it is essential that Agrilink not only be supplied with the Raw Products hereunder, but that Agrilink receive such Raw Products, to the extent not affected by circumstances owing to force majeure, in a timely manner consistent with the applicable Raw Product Plan. Pro-Fac further acknowledges that Agrilink will suffer damages if Pro-Fac or its members fail to deliver the quantity of Raw Products in a timely manner as specified in the applicable Raw Product Plan. Accordingly, Pro-

Fac hereby assigns to Agrilink, as a third party beneficiary, all rights and powers that Pro-Fac may have under any General Marketing Agreement or Annual Crop Agreement and any other right to seek redress in the event that any Pro-Fac member fails to perform its obligations to deliver crops to Agrilink as contemplated hereby. To the extent that Agrilink may not directly take any action described above to redress any such breach, Pro-Fac hereby agrees to take such action in its own right as requested and directed by Agrilink to seek redress for any such breach for the benefit of Agrilink. To the extent that such redress involves an offset against or reduction of the amount payable by Pro-Fac to any member, then such amount will be treated as an Agrilink Reimbursable Expense hereunder. Pro-Fac hereby grants to Agrilink its power of attorney to take such action and to do all things necessary or desirable in Pro-Fac’s name, place and stead for any purpose in connection with the matters contemplated by this Paragraph 11.

12. Adulteration or Misbranding. Pro-Fac guarantees that no articles of food delivered by it to Agrilink during the period in which this contract is effective will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended, or within the meaning of any state food and drug law, the adulteration and misbranding provisions of which are identical with or substantially the same as those found in the federal Act, and goods will not be produced or shipped in violation of Section 404 or 301(d) (21 USCS ‘SS’’SS’ 331(d), 344) of the federal Act. Pro-Fac, however, does not guarantee against goods becoming adulterated or misbranded within the meaning of the Act or Acts after delivery to Agrilink by reason of causes beyond the control of Pro-Fac.

13. Title and Risk of Loss. In the cases where Agrilink arranges the harvest and hauling of Raw Products pursuant to Paragraph 5 above, title and risk of loss to the Raw Products shall pass from Pro-Fac to Agrilink upon the harvest of such Raw Products. In cases where such harvest and/or hauling are not arranged by Agrilink, title and risk of loss to the Raw Products shall pass from Pro-Fac to Agrilink when the Raw Products are delivered to and accepted by Agrilink. All products delivered to Agrilink pursuant to the terms of this Agreement shall be delivered free and clear of all liens and adverse claims, other than Permitted Liens. “Permitted Liens” shall mean (i) liens arising due to the operation of law with respect to Raw Products delivered hereunder for amounts that are not yet due and payable and (ii) liens on Raw Products in favor of creditors to individual Pro-Fac members, provided that notice of all such liens, as well as any specific requirements of the lienholder with respect to control of proceeds, is provided to Agrilink before harvest. In addition, Pro-Fac agrees that upon receipt of payment from Agrilink with respect to any crops subject to any statutory lien, Pro-Fac shall promptly make payment to the applicable Pro-Fac member from whom such crops were received consistent with the payment terms applicable to such crops.

14. Compliance with Fair Labor Standards Act. Pro-Fac agrees that all of the crops delivered pursuant to this Agreement will be produced and delivered in compliance with all applicable standards of the Fair Labor Standards Act, as amended.

15. Compliance with FIFRA and Food Quality Protection Act. Pro-Fac agrees that its members have not used and will not use any pesticide or other product in violation of the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), as amended, or the Food Quality Protection Act, as amended, in connection with planting, growing, harvesting or delivering any Raw Products.

16. Term and Termination.

(a) This Agreement shall become effective as of the date hereof and, unless terminated earlier as provided herein, shall continue for a period of ten (10) years.

(b) Without prejudice to any other rights either party may have under this Agreement, applicable law or rule of equity, either party shall have the option to terminate this Agreement in the event:

(i) the other party commits a material breach of any term, covenant or condition of this Agreement and such breach is not remedied within sixty (60) days after the aggrieved party has delivered notice of such breach to the other party; or

(ii) the other party becomes insolvent within the meaning of any bankruptcy or insolvency law, or makes an assignment for the benefit of its creditors.

(c) Agrilink may terminate this Agreement, with respect to any particular Raw Products to be delivered to Agrilink hereunder, if an attachment, execution or foreclosure of any lien is levied against such Raw Products and such attachment, execution or lien foreclosure is not remedied within ten (10) days after Agrilink has sent written notice of such event to Pro-Fac or such action otherwise impairs, in any material respect, Agrilink’s ability to either take title, free and clear of all liens, other than Permitted Liens, to any such Raw Products or use such Raw Products.

(d) Agrilink may terminate this Agreement in connection with a Change of Control. “Change of Control” shall mean any transaction or series of transactions, including any sale, transfer or issuance by securities sale, merger, consolidation, recapitalization or otherwise, that results, directly or indirectly, in (i) a transfer of all or substantially all of the assets of Agrilink, or (ii) Vestar Capital Partners IV, L.P. and its affiliates ceasing to possess, directly or indirectly, the power to elect a majority of Agrilink Holdings, Inc.’s board of directors. If this Agreement is terminated pursuant to this Paragraph 16(d) within three (3) years following the date hereof, then Agrilink shall pay to Pro-Fac a fee (a “Termination Fee”) equal to $20,000,000 minus the aggregate amount of any Shortfall Adjustments previously paid. If this Agreement is terminated pursuant to this Paragraph 16(d) at a time later than three (3) years following the date hereof, then no Termination Fee shall be payable.

(e) In the event that this Agreement is terminated as provided in Paragraph 16(b) or Paragraph 16(d) above, such termination shall not affect any obligation with respect to the delivery of crops pursuant to a then-effective Raw Product Plan or payment for such crops hereunder.

17. Assignment. Agrilink shall have the right to assign this Agreement in whole or in part in connection with the sale of all or any part of its business, and upon such assignment shall be released from all obligations relating to the portion of this Agreement that has been assigned, provided that the assignee of this Agreement or the relevant portion thereof is (i) the person who acquires Agrilink’s business or the relevant portion of Agrilink’s business or (ii) any other person if such person’s financial ability to perform the assigned obligations is reasonably acceptable to Pro-Fac. In the event of a sale of all or any part of its business following the third anniversary of this Agreement, Agrilink will use commercially reasonable efforts to assign its rights and obligations under this Agreement, in whole or in relevant part, to a transferee, purchaser or other successor to all or any material part of its business, so long as such assignment does not disadvantage Agrilink or any of its equityholders as determined in Agrilink’s sole discretion. This Agreement may not be assigned by Pro-Fac without the prior written consent of Agrilink, and any attempted assignment without such consent shall be void.

18. Audit. During the term of this Agreement and for a period of three (3) years thereafter, both parties to this Agreement shall, upon reasonable notice and during normal business hours, be given access to the pertinent books and records, management personnel and outside accountants of the other party in order to verify the accuracy of costs, fees or expenses reported by such other party in connection with the performance of the obligations under this Agreement, crop deliveries, offsets, adjustments and similar matters and for other purposes reasonably related to the performance of the parties under this Agreement. In exercising its right under this Section 18, each party shall endeavor to minimize the disruption to the business and activities of the other.

19. Disagreements.

(a) In the event that Pro-Fac and Agrilink have an unresolved disagreement relating to the application or interpretation of this Agreement or regarding whether any determination made by a party was made in a manner that complies with the process and procedures set forth in this Agreement, then either party shall have the right to invoke the disagreement resolution procedures set forth in this Paragraph 19. Other than with respect to matters addressed in Paragraph 7(d) hereof, promptly upon notice of such invocation, Pro-Fac and Agrilink shall each designate a senior executive who shall be charged with full authority to resolve the disagreement in cooperation with the other. Such executives shall meet as promptly as possible (and in any event within ten (10) days) to discuss, consider and otherwise attempt to resolve the disagreement. If the designated executives resolve such disagreement, their resolution shall be set forth in a writing executed by each executive and such resolution shall be binding on the parties. Should the designated executives fail to resolve the disagreement within five (5) days following their initial meeting, then the dispute shall be submitted directly to final and binding arbitration upon written demand therefore delivered by either party to the other pursuant to Paragraph 19(b) below.

(b) Each arbitration shall be conducted before one arbitrator, who shall be selected as follows: one representative shall be selected by each of Pro-Fac and Agrilink within two (2) days in the case of a Crop Sensitive Dispute (defined below) and five (5) days in all other cases following either party invoking the provisions of this Paragraph 19(b), and such representatives shall, within a period of two (2) days in the case of a Crop Sensitive Dispute and five (5) days in all other cases, agree mutually upon an arbitrator, provided that if either party fails to select a representative within such two-day period, then the representative timely selected by the other party shall serve as the arbitrator. Neither of the representatives selected by the parties, nor the arbitrator selected by such representatives, shall have any previous affiliation with either party. With respect to any arbitration regarding a disagreement arising under any of Paragraphs 3, 4, 5, 6, 7 or 10 of this Agreement (“Crop Sensitive Disputes”), the arbitrator shall be a person who has substantial experience and expertise in the agricultural industry, including with respect to matters related to planning and managing farming, harvesting and processing of crops. For disagreements arising under any other paragraph of this Agreement, the arbitrator shall have the requisite experience and expertise concerning the subject matter of the dispute, as well as the requisite legal knowledge pertaining thereto, to conduct and conclude the arbitration in accordance with the terms hereof. Within three (3) days in the case of Crop Sensitive Disputes (other than those arising under Paragraph 6(d)) and within ten (10) days for all other disputes following the selection of an arbitrator, and subject to the terms hereof, such arbitrator shall establish the rules and procedures for the proceeding and commence the arbitration, provided that such rules and procedures will be consistent with the terms and objectives of this

Agreement and an expeditious resolution of the matter. Any arbitration commenced hereunder shall be conducted in Rochester, New York. No discovery shall be permitted. The arbitrator shall hear evidence (whether oral or written) presented by each party and resolve each of the issues identified by the parties. The arbitrator shall render a formal, binding, non-appealable resolution and award on each issue as expeditiously as possible, and in any event within three (3) days in the case of Crop Sensitive Disputes (other than those arising under Paragraph 6(d)) and within fifteen (15) days for all other disputes after the hearing. The arbitrator shall resolve each issue in dispute by selecting either the solution proposed by Pro-Fac or the solution proposed by Agrilink, provided that if the disagreement was submitted directly to arbitration under this Paragraph 19(b) without any prior attempt at resolution pursuant to either clause (ii) or (iii) of Paragraph 7(d) or Paragraph 19(a) hereof, the arbitrator shall have the discretion to determine a resolution that is within the range of outcomes proposed by the parties as opposed to selecting between the alternative solutions proposed by the parties. Each party shall bear its own costs and expenses incurred in connection with any arbitration hereunder and shall share equally the fees and expenses of the arbitrator (and those of the representatives charged with selecting the arbitrator, if any), provided that if the arbitrator determines that either party has acted in bad faith or in a grossly commercially unreasonable manner then the arbitrator shall be free to allocate between the parties the fees and expenses of the arbitrator and of the parties as they shall determine. The parties agree to use commercially reasonable efforts to minimize the costs of any arbitration hereunder and, to the extent practicable and not detrimental to the commercial activities of the parties (including the timing thereof), to consolidate disagreements arising hereunder to avoid multiple arbitration proceedings. In addition, the parties agree that once an arbitrator has been selected pursuant to this Paragraph 19(b), the same arbitrator shall preside over any other arbitrations arising within thirty (30) days following such selection, consistent with such arbitrator’s expertise and experience, and that such arbitrator’s term may be extended upon mutual agreement of the Parties.

20. Indemnification. Each party hereto agrees to fully indemnify, defend and hold the other party harmless against all claims, complaints, losses, costs, expenses, damages or fees (including all attorneys’ fees) arising from or associated with any failure of such party to comply with the terms, undertakings or commitments set forth in this Agreement and the other agreements relating hereto. Each party waives any claim, or right to seek indemnification, for consequential damages. If the indemnifying party shall so request, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person. The indemnifying party shall reimburse the indemnified party for any expenses incurred by it in so cooperating. The indemnifying party shall not settle any claim, other than a claim solely for money damages, without the consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

21. Confidentiality.

(a) During the term of this Agreement, and for five (5) years thereafter, Pro-Fac and Agrilink and each of their respective affiliates and each of their employees, consultants and directors will maintain the confidentiality of any Confidential Information received from the other under this Agreement in the same manner as such party maintains the confidentiality of its own confidential information. As defined herein, “Confidential Information” shall mean the information, observations and data concerning the business or affairs of Pro-Fac and Agrilink and their respective subsidiaries obtained by the other party as a result of the interactions and communications contemplated in this Agreement (including the audit rights under Paragraph 18), the Marketing and Facilitation Agreement between the parties hereto dated as of November 3, 1994 (the “Prior Agreement”) and related agreements. The following information shall not be considered Confidential Information hereunder:

(i) information in the public domain at the time of disclosure;

(ii) information that was known or otherwise available to the receiving party prior to its disclosure by the disclosing party; and

(iii) information that has been independently developed without the benefit of any reference to any disclosure hereunder by any party.

(b) Notwithstanding any of the foregoing, a party may disclose Confidential Information of the other party if required by applicable law, rule, regulation, government requirement and/or court order, provided that the disclosing party promptly notifies the other party of its notice of any such requirement and provides the other party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement.

22. Merchant Status; Pro-Fac to Become a Licensed Farm Product Dealer. Pro-Fac hereby represents and warrants (i) that it is a merchant with respect to the Raw Products sold and delivered to Agrilink, and (ii) that the Pro-Fac members are merchants with respect to the Raw Products delivered to Agrilink pursuant to this Agreement. The parties hereby agree that under this Agreement (i) notwithstanding the method of transportation or delivery, Pro-Fac, not Pro-Fac’s members, will sell and deliver Raw Products to Agrilink; and (ii) Agrilink will buy and receive Raw Products from Pro-Fac, not Pro-Fac’s members. Pro-Fac hereby represents that it will make all commercially reasonable efforts to become, and to continue to be during the term of this Agreement, a licensed farm product dealer with the New York State Department of Agriculture and Markets.

23. Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be given in writing and shall be deemed to have been given upon delivery if delivered personally, upon receipt by the sender of a confirmation of receipt by the receiving party if sent by facsimile, one day following dispatch if sent by overnight courier, fees prepaid, or five days following mailing, postage prepaid, as follows:

(a) Any delivery of commercial communications in connection with the Raw Product Plan, the Commercial Market Value determination or objections thereto shall be directed to the following:

If to Pro-Fac:

Pro-Fac Cooperative, Inc.

90 Linden Oaks

Rochester, NY 14625

Attn: General Manager

Facsimile: (585) 383-1281

If to Agrilink:

Agrilink Foods, Inc.

90 Linden Oaks

Rochester, NY 14625

Attn: President

Facsimile: (585) 383-1606

(b) Any notices of breach, of arbitration or dispute or communications regarding amendment or modification of this Agreement shall be directed to the following:

If to Pro-Fac:

Pro-Fac Cooperative, Inc.

90 Linden Oaks

Rochester, NY 14625

Attn: General Manager

Facsimile: (585) 383-1281

with a copy to:

Harris Beach LLP

99 Garnsey Road

Pittsford, NY 14534

Attn: Thomas Willett

Facsimile: (585) 419-8801

If to Agrilink:

Agrilink Foods, Inc.

90 Linden Oaks

Rochester, NY 14625

Attn: Dennis Mullen and David Mehalick

Facsimile: (585) 385-1606

With copies to:

Vestar Capital Partners IV, L.P.

245 Park Avenue, 41st Floor

New York, NY 10167-4098

Attn: David Hooper

Facsimile: (212) 808-4922

and

Kirkland & Ellis

153 East 53rd Street

New York, NY 10022

Attn: Michael Movsovich

Facsimile: (212) 446-4900

24. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, constitutes the entire agreement between, and supercedes all prior agreements and understandings of, the parties with respect to its subject matter including, without limitation, the Prior Agreement. This Agreement may only be modified by a writing signed by duly authorized representatives of both parties.

25. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

26. Agreement Jointly Drafted. Both parties acknowledge that they have jointly drafted and negotiated all provisions of this Agreement, and this Agreement was not drafted solely by either party. This agreement shall not be interpreted strictly for or against either party.

27. Section Headings. Section, Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

28. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever in a particular jurisdiction, such illegality or invalidity shall not affect the validity of such term or provision in any other jurisdiction or the validity of the remainder of this Agreement in any jurisdiction.

29. Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one Agreement.

30. Time of Essence. Time is expressly declared to be the essence of this agreement.

31. Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OR CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK OR OF ANY OTHER JURISDICTION THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK. VENUE FOR ALL PROCEEDINGS UNDER THIS AGREEMENT SHALL BE ROCHESTER, NEW YORK. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY WAIVES TRIAL BY JURY OF ANY MATTER RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

AGRILINK FOODS, INC.

By:	/s/ David M. Mehalick
Name:	David M. Mehalick
Title:	Vice President

PRO-FAC COOPERATIVE, INC.
By:	/s/ Earl L. Powers
Name:	Earl L. Powers
Title:	Vice President and Chief Financial Officer